EXHIBIT 99
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February 18, 2000                          Fidelity Bancorp, Inc.
                                           William L. Windisch
                                           (412) 367-3300

                                           Pennwood Bancorp, Inc.
                                           Paul S. Pieffer
                                           (412) 761-1234


                     FIDELITY BANCORP, INC. ANNOUNCES MERGER
                           WITH PENNWOOD BANCORP, INC.


         Pittsburgh, Pennsylvania, February 18, 2000: Fidelity Bancorp, Inc. (NASDAQ -- "FSBI") and Pennwood Bancorp, Inc. ("OTC BB -- "PWBK") jointly announced today the signing of a Definitive Agreement and Plan of Merger, whereby Fidelity will acquire all of the outstanding common stock of Pennwood for $13.10 per share in cash. This represents an acquisition value of approximately $7.5 million or 113% of Pennwood's stated book value at December 31, 1999. The acquisition is subject to several contingencies, including approval by the stockholders of Pennwood and receipt of regulatory approval.

         Pennwood will be filing a proxy statement and other relevant documents concerning the merger with the Securities and Exchange Commission ("SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Pennwood will be available free of charge from the Corporate Secretary of Pennwood at 683 Lincoln Avenue, Pittsburgh, PA 15202, telephone (412) 761-1234. Documents filed with the SEC by Fidelity will be available free of charge from the Corporate Secretary of Fidelity at 1009 Perry Highway, Pittsburgh, PA 15237, telephone (412) 367-3300. INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.


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         Pennwood and its directors  and executive  officers may be deemed to be participants in the solicitation of proxies of Pennwood stockholders to approve the merger. Pennwood's board of directors is composed of Mary M. Frank, Robert W.Hannan, Michael Kotyk, John B. Mallon, Paul S. Pieffer, C. Joseph Touhill and
H. J. Zoffer. Collectively, the directors and executive officers at Pennwood may be deemed to beneficially own approximately 24% of Pennwood's common stock. This ownership information is as of December 31, 1999. As a result of consummation of the merger, all stock options and shares of restricted stock awarded under Pennwood's stock benefit plans will vest. Holders of Pennwood's stock options will receive cash in an amount equal to the difference between $13.10 and the option exercise price.

         Fidelity Bank, the subsidiary of Fidelity Bancorp, Inc., is a full-service community bank operating from nine offices in Allegheny and Butler Counties, Pennsylvania. Pennwood Savings Bank, the subsidiary of Pennwood
Bancorp, Inc., operates from three offices in Pittsburgh and Kittanning, Pennsylvania. William L. Windisch, President and Chief Executive Officer of Fidelity, stated, "We are pleased to announce the acquisition of Pennwood. This will be a positive addition to the Company. Merging Pennwood into Fidelity will permit us to offer our full line of financial services to Pennwood customers and the residents and businesses in their communities. We expect the acquisition to be accretive to earnings during the first year." Paul S. Pieffer, President and Chief Executive Officer of Pennwood said, "We are delighted to become part of Fidelity, a local community-oriented financial institution. We believe the transaction is in the best interests of our stockholders, customers and employees. We believe this merger will provide long term benefits for our customers." At December 31, 1999, Fidelity had total assets and stockholders' equity of $497.5 million and $24.7 million, respectively.